Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212700, 333-179338 and 333-184219) of our report dated March 27, 2020 on the consolidated financial statements of Wellesley Bancorp, Inc. as of December 31, 2019 and 2018, and for the years then ended, appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 27, 2020